Exhibit 5.3

[Penn, Stuart & Eskridge Letterhead]

March 11, 2010

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Jones Day

222 East 41st Street

New York, New York 10017

Re:	$200,000,000 Aggregate Principal Amount of 9.125% Senior Secured Second-Priority Notes due 2018 and $115,000,000 Aggregate Principal Amount of 4.00% Convertible Senior Notes due 2017 of International Coal Group, Inc. offered through Underwriters

Ladies and Gentlemen:

We are acting as special counsel in the State of Virginia for White Wolf Energy, Inc., a Virginia corporation (the “Covered Guarantor”), and subsidiary of International Coal Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (i) $200,000,000 aggregate principal amount of 9.125% Senior Secured Second-Priority Notes due 2018 of the Company (the “Senior Notes”), pursuant to the Underwriting Agreement, dated as of March 11, 2010 (the “Senior Notes Underwriting Agreement”), among the Company, the Guarantors (as defined below) and UBS Securities LLC and Morgan Stanley & Co. Incorporated, acting as representatives of the several underwriters named therein (collectively, the “Senior Notes Underwriters”); and (ii) $115,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2017 of the Company (the “Convertible Notes”), and the underlying shares (the “Underlying Shares”) of Common Stock of the Company issuable upon conversion of the Convertible Notes, pursuant to the Underwriting Agreement, dated as of March 10, 2010 (the “Convertible Notes Underwriting Agreement”), among the Company, the Guarantors (as defined below) and UBS Securities LLC and Morgan Stanley & Co. Incorporated, acting as representatives of the several underwriters named therein (collectively, the “Convertible Notes Underwriters”). The Convertible Notes will be issued pursuant to an indenture (the “Base Indenture”) to be entered into between the Company, the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) as amended and supplemented by the first supplemental indenture (the “First Supplemental Indenture”) to be entered into between the Company, , the Guarantors (as defined below) and the Trustee. The Senior Notes will be issued pursuant to the Base Indenture as amended and supplemented by the second supplemental indenture (the “Second Supplemental Indenture”) to be entered into between the Company, , the Guarantors (as defined below) and the Trustee. The Company’s obligations under the Convertible Notes will be guaranteed (the “Convertible Notes Guarantee”) by the Covered Guarantor and the companies listed on Annex A hereto (together with the Covered Guarantor, the “Guarantors”). The Company’s obligations under the Senior Notes will be guaranteed (the “Senior Notes Guarantee”) by the Guarantors.

International Coal Group, Inc.

March 11, 2010

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Covered Guarantor is a corporation, duly incorporated under the laws of the State of Virginia, existing and in good standing under the laws of the State Virginia.

2.	The Convertible Notes Guarantee, when it is executed by the Covered Guarantor and authenticated by the Trustee in accordance with the Base Indenture and the First Supplemental Indenture and issued and delivered to the Convertible Notes Underwriters in accordance with the terms of the Convertible Notes Underwriting Agreement, will be validly issued by the Covered Guarantor and will constitute a valid and binding obligation of the Covered Guarantor under the laws of Virginia.

3.	The Senior Notes Guarantee, when it is executed by the Covered Guarantor and authenticated by the Trustee in accordance with the Base Indenture and the Second Supplemental Indenture and issued and delivered to the Senior Notes Underwriters in accordance with the terms of the Senior Notes Underwriting Agreement, will be validly issued by the Covered Guarantor and will constitute a valid and binding obligation of the Covered Guarantor under the laws of Virginia.

4.	The Convertible Notes Guarantee, when it is executed by the Covered Guarantor and authenticated by the Trustee in accordance with the Base Indenture and the First Supplemental Indenture and issued and delivered to the Convertible Notes Underwriters in accordance with the terms of the Convertible Notes Underwriting Agreement, will not violate the laws of the State of Virginia.

5.	The Senior Notes Guarantee, when it is executed by the Covered Guarantor and authenticated by the Trustee in accordance with the Base Indenture and the Second Supplemental Indenture and issued and delivered to the Senior Notes Underwriters in accordance with the terms of the Senior Notes Underwriting Agreement, will not violate the laws of the State of Virginia.

In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Covered Guarantor.

We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents, the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies, that each document submitted to us as the execution form of a document will be executed in such form, that each executed document

International Coal Group, Inc.

March 11, 2010

submitted to us is complete, unmodified and the most current version of each such document and that all documents have been duly executed and delivered by, and constitute valid and binding obligations of, all of the parties to such documents (other than the Covered Guarantor). Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of Virginia (excluding its securities laws). We express no opinion with respect to the laws of any other jurisdiction, including federal laws, on the opinions expressed herein.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium and other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

Except for the opinions contained herein, and as specifically provided below, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) of the Registration Statement with respect to the registration of the Securities, and we express no opinion on and assume no responsibility for the contents of any such material.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-163813) (the “Registration Statement”), filed by the Company to effect the registration of the Convertible Notes, the Senior Notes, the Convertible Notes Guarantees and the Senior Notes Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Penn, Stuart & Eskridge under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions set forth above are subject to the following further assumptions, qualifications and limitations:

A.	The opinions expressed in paragraph 1 above with respect to the existence and good standing of the Covered Guarantor is based solely on certificates and statements of public officials as to factual matters or legal conclusions set forth therein.

B.	In rendering our opinions in paragraphs 2 and 3, we express no opinion as to the effectiveness of the Registration Statement.

C.	This opinion is limited to the matters expressly stated herein.

International Coal Group, Inc.

March 11, 2010

D.	The opinions rendered herein are given on the date hereof, and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect. We do not undertake to advise you of any changes in any opinion rendered above or applicable Virginia law as a result of any or changes in the law that do or might arise or occur after the date hereof. We express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof.

This opinion is furnished by us to you solely for your use in connection with the transactions described above upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever, and that this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Very truly yours,

/s/ Penn, Stuart & Eskridge

Annex A

Other Guarantors

Name	Jurisdiction
CoalQuest Development LLC	Delaware
Hunter Ridge, Inc.	Delaware
Hunter Ridge Coal Company	Delaware
Hunter Ridge Holdings, Inc.	Delaware
ICG, Inc.	Delaware
ICG, LLC	Delaware
ICG ADDCAR Systems, LLC	Delaware
ICG Beckley, LLC	Delaware
ICG East Kentucky, LLC	Delaware
ICG Eastern, LLC	Delaware
ICG Eastern Land, LLC	Delaware
ICG Hazard, LLC	Delaware
ICG Hazard Land, LLC	Delaware
ICG Illinois, LLC	Delaware
ICG Knott County, LLC	Delaware
ICG Natural Resources, LLC	Delaware
ICG Tygart Valley, LLC	Delaware
Marine Coal Sales Company	Delaware
Powell Mountain Energy, LLC	Delaware
Simba Group, Inc.	Delaware
Upshur Property, Inc.	Delaware
Bronco Mining Company, Inc.	West Virginia
Hawthorne Coal Company, Inc.	West Virginia
Juliana Mining Company, Inc.	West Virginia
King Knob Coal Co., Inc.	West Virginia
Melrose Coal Company, Inc.	West Virginia
Patriot Mining Company, Inc.	West Virginia
Vindex Energy Corporation	West Virginia
Wolf Run Mining Company	West Virginia